NEWS RELEASE

May 15, 2006

FOR IMMEDIATE RELEASE

CONTACT:	Andy L. Nemeth

PATRICK INDUSTRIES, INC.

ANNOUNCES STOCK BUY-BACK PROGRAM

Elkhart, Indiana - - - - The Board of Directors of Patrick Industries, Inc. (PATK) today announced the authorization, from time to time at market prices, to repurchase up to 250,000 shares of common stock over a one-year period for cash in the open market, negotiated or block transactions. The timing of such transactions will depend on market conditions and other corporate strategies and will be at the discretion of the management of the Company.

Paul E. Hassler, President and Chief Executive Officer, noted that the Board of Directors decided to pursue this course of action as a result of the Company’s recent performance, the quality of its balance sheet, and investment opportunities and alternatives. Mr. Hassler further noted that the Company’s stock has been trading at levels below book value, and this use of capital is indicative of management and the Board’s dedication to increasing shareholder value.

Patrick Industries is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Home and Office Furniture, Fixture and Commercial Furnishings, Marine, and other Industrial markets and operates coast to coast in thirteen states.

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